SHAREHOLDER LETTER Q3 2021

Q3 2021

Q3 2021 Results

	Q3
(in millions, except percentages)	2020	2021	YoY Change

Revenue	$151.5	$152.7	0.8%
Transaction Value [1]	$217.6	$255.1	17.3%

Gross Profit	$20.7	$24.7	19.1%
Contribution [1]	$21.7	$26.2	20.8%

Net Income (Loss)	$4.8	$(4.3)	(188.4)%
Adjusted EBITDA [1]	$14.0	$13.8	(1.2)%
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2021

Executive Summary
Transparency is core to everything we do at MediaAlpha, including our communications with shareholders. Plainly and simply, we underperformed expectations in the third quarter, driven primarily by market challenges in our P&C vertical. In light of current business trends, we are reducing our full-year guidance for 2021.
In our letter to you last quarter, we noted that certain auto insurance carriers in our P&C vertical were starting to pull back on customer acquisition investments due to underwriting profitability concerns. A quarter later, it is clear that the underwriting cycle for personal auto insurance has turned sharply, and we are in a “hard” market. What this means is that P&C insurance carriers are experiencing higher than anticipated losses. The main drivers of this are (i) a post-pandemic normalization in miles driven and accident frequency, (ii) higher than expected loss severity driven by elevated vehicle replacement and repair costs, and (iii) elevated catastrophe losses from Hurricane Ida and other major storms. In response, several of our carrier partners are taking actions to restore profitability by increasing rates and reducing their marketing spend. This negatively impacted us—Transaction Value in our P&C vertical grew 9% year over year during the third quarter, compared with 70% year-over-year growth in the third quarter of 2020. We have seen this movie before. The P&C insurance industry is cyclical, and this cyclicality directly impacts the results of our P&C vertical. The overall secular trends in our business are still very much in our favor, and we are confident that auto insurance advertising spend (and our results) will recover as underwriting profitability is restored.
Away from P&C, our results were strong, particularly in our Health insurance vertical, where Transaction Value grew 45% year over year during the third quarter. We continue to see advertising spend by health insurance carriers, which has demonstrated little cyclicality over time, shift to digital channels—the health insurance market is well behind the auto insurance market in this regard, and even further behind most other industries. Forecasting consumer demand in the Health vertical is challenging at the moment. Historically, open enrollment periods for both the under65 and over65 markets last about 75 days, the bulk of which falls in the fourth quarter. In 2021, enrollment periods were extended—there was a special enrollment period from February 15 to August 15, and the fourth quarter period has been extended to run through January 15, 2022. We still expect most of our annual enrollment period (“AEP”) and open enrollment period (“OEP”) volume to fall within the fourth quarter, but it’s more difficult to predict than in past years.
As we touched on last quarter, we are seeing a greater proportion of our Transaction Value flow through our Private Marketplaces than we expected heading into 2021. This shift was particularly pronounced in the third quarter, and our new guidance reflects this dynamic. To refresh your memory, we work with our partners in one of two ways: through our Open Marketplace and through our Private Marketplaces. Revenue is treated differently in these two models. In our Open marketplace transactions, Revenue is equal to Transaction Value. In our Private Marketplace transactions, Revenue is equal to a percentage of Transaction Value. The more rapid growth of our Private Marketplaces is causing revenue to grow at a slower pace than Transaction Value. We view Transaction Value as the best measure of our current and future success. We think that the growth in our Private Marketplaces is a good thing, as it reflects our tremendous commercial success in enabling the growth of large-scale price comparison sites and personal finance applications. We now have multi-year, exclusive partnerships with a set of supply partners who offer large volumes of high-quality consumer referrals that our demand partners can only find in our marketplaces. Meanwhile, we expect our Open Marketplace to remain the preferred option for the

Q3 2021

majority of our partnerships. We believe our flexible model will continue to drive superior Transaction Value growth and market share gains over time.
Notwithstanding the challenging conditions in the auto insurance market, our marketplaces continue to expand. We connected a larger number of demand and supply partners at the end of the third quarter than ever before. Even under the current “hard” market conditions, nine of our top 20 P&C insurance carriers increased their spend with us by at least 50% year over year in the third quarter. Our focus in any market environment is on the fundamentals: working closely with our demand partners to help them acquire customers more efficiently, and at a greater scale, than anywhere else. Our partners are telling us that we are succeeding, and that during these market conditions they plan to prioritize customer acquisition investments with MediaAlpha over less targeted and measurable forms of advertising—such as TV, radio, and digital display. When the last hard market in auto insurance ended in 2017, we emerged ready for growth and posted outstanding results for the next several years, enabling us to pull away from our competition and establishing MediaAlpha as the category leader. We are approaching the current cycle with the same mindset, secure in the knowledge that our partnerships are deep and our ability to execute is unmatched, leaving us well positioned to seize the opportunities that this market cycle will present.

MediaAlpha’s addressable market opportunity across our insurance verticals and beyond remains as large as ever. The secular forces driving our long-term growth outlook are powerful, our demand and supply partnerships are stronger than ever, and we are pursuing a number of growth initiatives, such as our agent business and expansion into additional verticals. Our journey is just beginning.

Q3 2021

Financial Discussion - Transaction Value and Revenue Metrics
MediaAlpha continued to expand our marketplaces in Q3 2021, despite a very rapid cyclical downturn in our P&C vertical during the second half of the quarter. Transaction Value grew 17% year over year to $255.1 million, driven primarily by strong year-over-year results in P&C and Health as key carriers continued to increase investment in our channel. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly move online.

Transaction Value generated from our insurance verticals grew to $237.4 million in Q3 2021, up 15% year over year, driven by strong demand from carriers and increased adoption by Supply Partners.
Transaction Value from our P&C insurance vertical grew 8.7% year over year to $175.4 million. Growth decelerated in Q3 2021 (9% year over year, compared with 42% year over year in Q2 2021), driven by concerns of profitability from the largest carriers, as they incurred higher than anticipated losses due to higher automobile claims driven by a post-pandemic normalization in miles driven, higher than expected loss severity driven by elevated vehicle replacement and repair costs, and elevated catastrophe losses from Hurricane Ida and other major storms. In response, some of our top carrier partners significantly reduced their customer acquisition investments during the second half of the quarter to restore their profitability.
Transaction Value from our Health insurance vertical grew 44.7% year over year to $48.7 million, driven by continued momentum through the extended enrollment and strong demand from carriers and brokers for under65 Health.
Transaction Value from our Life insurance vertical grew 14.9% year over year to $13.4 million, driven by increased investments by insurtechs and continued year-over-year growth from key supply partners.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, grew 61.2% year over year to $17.7 million, driven by strong performance in travel compared with the all-time lows in the prior year, as well as in consumer finance due to continued strength in mortgage and refinance activity during the quarter.

Q3 2021

Insurance Transaction Value & Consumer Referrals
($ in millions)
19
18
19
20
23
25
23
25
$151
$149
$166
$207
$246
$248
$238
$237
Q4 '20
Q1 '20
Q2 '20
Q3 '20
Q4 '20
Q1 '21
Q2 '21
Q3 '21
Insurance Transaction Value
Insurance consumer referrals

We generated $152.7 million of total revenue in the third quarter of 2021, up 0.8% year over year, driven by growth in our Health insurance vertical, offset by lower revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$126
$119
$124
$152
$190
$174
$157
$153
$45
$28
$26
$27
$58
$36
$34
$34
$62
$72
$89
$114
$123
$126
$109
$105
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical declined 7.9% year over year to $105.1 million in Q3 2021, driven by shifts to Private Marketplace implementations. In Private Marketplace transactions, revenue is equal to our platform fee, which is a percentage of Transaction Value.
Revenue from our Health insurance vertical grew 24.5% year over year to $34.1 million in Q3 2021, driven by increased demand from carriers and brokers for under 65 Health and expansion from key supply partners.
Revenue from our Life insurance vertical grew 1.3% year over year to $7.5 million in Q3 2021, driven by increased demand from carriers as mortality concerns related to COVID-19 eased and carriers continued to enhance the online application experience.

Q3 2021

Revenue from our Other vertical, which consists of travel, education, and consumer finance, grew 127.6% year over year to $6.1 million in Q3 2021, driven by recovery in travel from the all-time lows in Q3 of 2020 and strong performance in consumer finance due to continued strength in mortgage purchase and refinance activity during the quarter.

Q3 2021

Financial Discussion - Profitability
Gross profit was $24.7 million in Q3 2021, a year-over-year increase of 19%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $26.2 million in Q3 2021, a year-over-year increase of 21%. Contribution Margin was 17.1% in Q3 2021, compared with 14.3% in Q3 2020. The increase was driven primarily by growth from certain Supply Partners with Private Marketplace deployments, where net revenue treatment drives higher Contribution Margins.
Net loss was $(4.3) million in Q3 2021, compared with net income of $4.8 million in the third quarter of 2020, driven primarily by year-over-year increases in non-cash equity-based compensation expense and personnel expenses of $10.6 million and $1.8 million, respectively.
Adjusted EBITDA was $13.8 million in Q3 2021, a year-over-year decrease of 1%. Adjusted EBITDA margin was 9.3%, compared with 9.2% in Q3 2020. The decrease in absolute dollars was due primarily to higher SG&A expenses driven by public company costs, offset in part by the impact of the higher revenue and Contribution performance.

Q3 2021

Financial Discussion - Q4 and FY 2021 Outlook 1

Our guidance for Q4 and FY 2021 reflects a reduction in customer acquisition investments by our P&C insurance carrier partners due to challenging market conditions. In our Health vertical, we continue to experience strong momentum as we deepen our relationships with key carriers. We expect modestly higher budget allocations in our Life insurance vertical, and modest year-over-year increases in our Other vertical.

	Q4 2021			FY 2021
Transaction Value [2]	$241.0 million	-	$256.0 million	$1,015.0 million	-	$1,030.0 million
Y/Y Growth	(6.2)%		(0.4)%	24.4%		26.3%

Revenue	$151.0 million	-	$161.0 million	$635.0 million	-	$645.0 million
Y/Y Growth	(20.4)%		(15.2)%	8.6%		10.3%

Contribution [2]	$25.0 million	-	$28.0 million	$106.0 million	-	$109.0 million
Y/Y Growth	(18.1)%		(8.3)%	14.5%		17.7%

Adjusted EBITDA [2]	$13.0 million	-	$15.0 million	$58.0 million	-	$60.0 million
Y/Y Growth	(28.3)%		(17.4)%	(0.1)%		3.3%
Revenue: For Q4 2021, we expect revenue to be in the range of $151.0 million - $161.0 million, a year-over-year decrease of 17.8% at the midpoint. For the full year, we expect revenue to be in the range of $635.0 million - $645.0 million, a year-over-year increase of 9.4% at the midpoint.
Adjusted EBITDA: For the fourth quarter, we expect Adjusted EBITDA to be in the range of $13.0 million - $15.0 million, a year-over-year decrease of 22.9% at the midpoint. For the full year, we expect Adjusted EBITDA to be in the range of $58.0 million - $60.0 million, a year-over-year increase of 1.6% at the midpoint.
We expect total shares outstanding to be 60.6 million and 64.4 million on a basic and fully diluted basis, respectively, at the end of Q4 2021.
As we navigate through transitory headwinds in our P&C vertical, we remain as confident as ever in our long-term market opportunity and durable competitive advantages. As P&C carriers focus their customer acquisition investments on only the highest-ROI opportunities, we expect to benefit as our superior scale, transparency, data science, and granular targeting capabilities increasingly set us apart from the competition. Outside of our P&C vertical, we expect rapid growth, driven by powerful secular trends, to continue unabated. With the right strategy, culture, team, technologies, and partner relationships, we are confident in our ability to create shareholder value over the long term..

Thank you,

Steve Yi	Cort Carlson
Co-Founder & CEO	Interim Principal Financial & Accounting Officer
1 With respect to the Company’s projections of Contribution and Adjusted EBITDA under “Financial Discussion – Q4 and FY 2021 Outlook”, MediaAlpha is not providing a reconciliation of Contribution or Adjusted EBITDA to the respective GAAP measures because the Company is unable to predict with reasonable certainty the reconciling items that may affect gross profit and net income without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2021

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to the revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
(in thousands)	2021	2020
Open Marketplace transactions	$147,800	$148,240
Percentage of total Transaction Value	57.9%	68.1%
Private Marketplace transactions	107,290	69,320
Percentage of total Transaction Value	42.1%	31.9%
Total Transaction Value	$255,090	$217,560
The following table presents Transaction Value by platform model for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Open Marketplace transactions	$469,670	$386,224
Percentage of total Transaction Value	60.7%	69.1%
Private Marketplace transactions	304,410	172,590
Percentage of total Transaction Value	39.3%	30.9%
Total Transaction Value	$774,080	$558,814

Q3 2021

The following table presents Transaction Value by vertical for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
	2021	2020
(in thousands)
Property & Casualty insurance	$175,375	$161,323
Percentage of total Transaction Value	68.8%	74.2%
Health insurance	48,692	33,650
Percentage of total Transaction Value	19.1%	15.5%
Life insurance	13,361	11,628
Percentage of total Transaction Value	5.2%	5.3%
Other	17,662	10,959
Percentage of total Transaction Value	6.9%	5.0%
Total Transaction Value	$255,090	$217,560
The following table presents Transaction Value by vertical for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
(in thousands)
Property & Casualty insurance	$535,448	$390,955
Percentage of total Transaction Value	69.2%	70.0%
Health insurance	146,275	98,739
Percentage of total Transaction Value	18.9%	17.7%
Life insurance	41,736	31,717
Percentage of total Transaction Value	5.4%	5.7%
Other	50,621	37,403
Percentage of total Transaction Value	6.5%	6.7%
Total Transaction Value	$774,080	$558,814

Q3 2021

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related; internet and hosting; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitation as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
(in thousands)	2021	2020
Revenue	$152,749	$151,548
Less cost of revenue	(128,080)	(130,830)
Gross profit	$24,669	$20,718
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	447	18
Salaries, wages, and related	501	434
Internet and hosting	105	107
Other expenses	103	69
Depreciation	7	6
Other services	300	189
Merchant-related fees	56	130
Contribution	$26,188	$21,671
Gross margin	16.2%	13.7%
Contribution Margin	17.1%	14.3%

Q3 2021

The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Revenue	$483,690	$394,609
Less cost of revenue	(407,563)	(335,692)
Gross profit	$76,127	$58,917
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	1,289	58
Salaries, wages, and related	1,523	1,175
Internet and hosting	315	328
Other expenses	320	205
Depreciation	22	17
Other services	847	616
Merchant-related fees	286	447
Contribution	$80,729	$61,763
Gross margin	15.7%	14.9%
Contribution Margin	16.7%	15.7%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the three and nine months ended September 30, 2021, Transaction Value generated from clicks, calls and leads was 80.1%, 8.4% and 11.6% and 81.4%, 7.7% and 10.9%, respectively.
Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, and amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

Q3 2021

The following table reconciles Adjusted EBITDA with net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2021 and 2020.

	Three months ended September 30,
(in thousands)	2021	2020
Net (loss) income	$(4,260)	$4,819
Equity-based compensation expense	11,198	606
Interest expense	1,765	1,594
Income tax expense	2,125	20
Depreciation expense on property and equipment	99	73
Amortization of intangible assets	746	799
Transaction expenses(1)	1,152	6,049
Employee-related costs(2)	270	—
SOX implementation costs(3)	348	—
Settlement costs(4)	800	—
Changes in TRA related liability(5)	(448)	—
Reduction in Tax Indemnification Receivable(6)	—	—
Adjusted EBITDA	$13,795	$13,960
The following table reconciles Adjusted EBITDA with net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the nine months ended September 30, 2021 and 2020.

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net (loss) income	$(4,451)	$23,800
Equity-based compensation expense	33,321	2,553
Interest expense	6,303	4,844
Income tax expense	1,636	20
Depreciation expense on property and equipment	272	210
Amortization of intangible assets	2,238	2,402
Transaction expenses(1)	3,883	6,049
Employee-related costs(2)	619	—
SOX implementation costs(3)	797	—
Settlement costs(4)	800	—
Changes in TRA related liability(5)	(604)	—
Reduction in Tax Indemnification Receivable(6)	147	—
Adjusted EBITDA	$44,961	$39,878
(1)Transaction expenses include $1.2 million and $3.9 million of expenses incurred by us for the three and nine months ended September 30, 2021, respectively, for legal and accounting fees and other costs in connection with the Secondary Offering, and other registration statements, and the refinancing of our 2020 Credit Facilities. Transaction expenses of $6.0 million for the three and nine months ended September 30, 2020, include $4.0 million in legal, accounting, and professional fees in connection with the Reorganization Transaction and IPO and $2.0 million in loss on extinguishment of debt related to the termination of the 2019 Credit Facilities.
(2)Employee-related costs include $0.3 million and $0.5 million of expenses incurred by us for the three and nine months ended September 30, 2021, respectively, for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(3)SOX implementation costs include $0.3 million and $0.8 million of expenses incurred by us for the three and nine months ended September 30, 2021, respectively, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).  During the three months ended June 30, 2021, we updated our Adjusted EBITDA definition to exclude these costs and accordingly determined that it was appropriate to recast our Adjusted EBITDA calculation for the three months ended March 31, 2021 to exclude these costs of $0.2 million.
(4)Settlement costs include $0.8 million of expenses incurred by us for the three and nine months ended September 30, 2021, to settle certain claims made by the Attorney General's Office of the State of Washington.

Q3 2021

(5)Changes in TRA related liability includes $0.4 million and $0.6 million of income for the three and nine months ended September 30, 2021, respectively, due to a change in the estimated future state tax benefits and other changes in the estimate resulting in reduction of the TRA liability created in connection with the Reorganization Transactions.
(6)Reduction in Tax Indemnification Receivable includes $0.1 million of expenses incurred by us for the nine months ended September 30, 2021 related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions.
Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation of significant growth once the P&C insurance market recovers, and our financial outlook for the fourth quarter and full year of 2021. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on March 15, 2021, the Form 10-Q filed on May 14, 2021, the Form 10-Q filed on August 13, 2021, and the Form 10-Q as of and for the quarter ended September 30, 2021 to be filed on or about November 12, 2021. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q3 2021